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                                  EXHIBIT 4(C)

                               AMENDMENT NO. 2 TO
                          INVESTMENT ADVISORY CONTRACT


     Amendment No. 2 dated as of the 1st day of October, 1985 to AGREEMENT dated as of the 28th day of May, 1968, by and between The Prudential Insurance Company (hereinafter referred to as "Prudential"), and Prudential's Gibraltar Fund (hereinafter referred to as the "Fund").

     Prudential and the Fund hereby agree that Section 4 of the Agreement is hereby amended to read as follows:

     "4. At least once each quarter Prudential shall furnish the Fund with a schedule of the investments held by the Fund and shall include therein a statement of all purchases and sales made on behalf of the Fund during the period since the preceding report."

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on their behalf by their duly authorized officers as of the date first herein above mentioned.

                         PRUDENTIAL'S GIBRALTAR FUND

                         By /S/
                               --------------------------

                         THE PRUDENTIAL INSURANCE
                         COMPANY OF AMERICA

                         By /S/
                               --------------------------

                                     C-10